Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Culp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-59512 effective April 26, 2001, No. 333-59514 effective April 25, 2001, No. 333-27519 effective May 21, 1997, No,. 333-101805 effective December 12, 2002, No. 33-13310 effective March 20, 1987, No. 33-37027 effective September 18, 1990, No. 33-80206 effective June 13, 1994, No. 33-62843 effective September 22, 1995, and No. 333-147663 effective November 27, 2007) on Form S-8 of Culp, Inc., as well as registration statement (No. 333-141346) on Form S-3 and Form S-3/A, of our report dated July 19, 2007, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of Culp, Inc. and subsidiaries for the year ended April 29, 2007, which report appears in the May 3, 2009 annual report on Form 10-K of Culp, Inc.

/s/ KPMG LLP

Charlotte, North Carolina
July 16, 2009